Calculation of Filing Fee Tables
S-8
Opus Genetics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value	Other	950,000	$ 5.11	$ 4,854,500.00	0.0001381	$ 670.41
Total Offering Amounts:						$ 4,854,500.00		$ 670.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 670.41
Offering Note
[1]	(a) Opus Genetics, Inc., a Delaware corporation (the "Registrant"), is filing this Registration Statement to register 950,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), for issuance under the Ocuphire Pharma, Inc. 2021 Inducement Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. (b) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales price of the Common Stock reported on the Nasdaq Stock Market on May 8, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources